UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2015, Altisource Asset Management Corporation (the “Company”) completed the repurchase of an aggregate of 142,745 shares (the “Shares”) of the Company’s common stock from an affiliate of Luxor Capital Partners Group (“Luxor”) in a block trade at a price of $12.00 per share, or an aggregate of $1.7 million, under the Company’s previously reported Board-approved $300.0 million stock repurchase program.

Luxor may be considered an affiliate and a related party of the Company because Nathaniel Redleaf, a Luxor partner, is a member of the Board of Directors of the Company. The purchase price for the Shares was determined by the Audit Committee of the Company, with Mr. Redleaf recusing himself from the consideration and vote on the transaction. The price was negotiated with Luxor and represented a 5% discount to the closing share price of the Company’s common stock of $12.63, as reported by the New York Stock Exchange on December 9, 2015. The purchase price per share also represents a 14.5% discount to the average closing price of the Company’s common stock for the previous five trading days and a 19.9% discount of the average closing price of the Company’s common stock for the previous ten trading days. The repurchased Shares represented approximately 6.4% of the Company’s outstanding common stock.

Following the transaction, Luxor, through its affiliates, will continue to hold shares representing approximately 12.2% of the Company’s outstanding common stock and will retain all its 150,000 shares of the Company’s Series A Convertible Preferred Stock. Mr. Redleaf will continue to serve as a member of the Company’s Board of Directors.

The Company will hold the Shares as treasury shares upon settlement of the transaction on December 15, 2015.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation
December 14, 2015	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary